REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of February 17, 2010, by and among Glen Rose Petroleum Corporation a Delaware corporation (the “Company”) and Joseph Tovey and Evergreen Syndications, LLC, the holders of certain Warrants to purchase the $.001 par value common stock of the Company, (“Warrants”) listed on the signature pages hereto (such holders of Warrants referred to herein as the “Warrant Holders” and each individually a “Warrant Holder”)

RECITALS

A.           Investors in the capital stock of the Company are acquiring Warrants to purchase the Company’s par value $0.001 per share common stock (“Warrants”) pursuant to a Termination and Settlement Agreement dated February 17, 2010 between the Company and the Warrant Holders (the “Termination and Settlement Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other consideration, the receipt and adequacy of which hereby is acknowledged, the parties hereto agree as follows:

1.             Certain Definitions

1.1           “Affiliate” or “Affiliated entity or person” means, as to any specified Person any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person.  As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of capital stock of that Person, by contract or otherwise), or the ability to exercise investment discretion through contractual provisions or otherwise.

1.2           “Common Stock” means the Company's common stock, par value $0.001 per share.

1.3           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at that time.

1.4           “Holder” shall mean a holder of Registrable Securities.

1.5           “Piggyback Registrations” means registrations effected pursuant to Section 3.1(a) of this Agreement.

Exhibit E
Evergreen Syndications Registration Rights Agreement
Glen Rose Petroleum Corporation	Page 1 of 6

1.6           The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below), and the declaration or ordering of the effectiveness of such registration statement.

1.7           “Registrable Securities” shall mean the shares of Common Stock of the Company issuable or issued upon execution of the Warrants.

1.8           “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.9           “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

1.10         “Stock” means and includes all securities and options issued by the Company.

1.11         “Warrants” means the Warrants as defined in the Termination and Settlement Agreement

2.             Restrictive Legend.  Each certificate representing Registrable Securities shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS.  SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND HOLDER RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE UPON THE WRITTEN REQUEST TO THE COMPANY.”

Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received either: (i) a written opinion of legal counsel to the holder, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Stock may be effected without registration under the Securities Act and that the legend may be removed; or (ii) a “no-action” letter from the SEC to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, and provided that the Company shall not be obligated to remove any such legends prior to the date of the initial public offering of the Company's Common Stock under the Securities Act.

Exhibit E
Evergreen Syndications Registration Rights Agreement
Glen Rose Petroleum Corporation	Page 2 of 6

3.            Registration Rights

a.            Company Registration (Piggyback Registration). If the Company files a registration statement with the U.S. Securities and Exchange Commission, the Company shall provide 10 days notice to Warrant Holder of said registration statement and include Warrant Holder’s Registrable Securities at Warrant Holder’s option.  Warrant Holder acknowledges that plans to file a registration statement may be material non-public information and hereby covenants not to trade in company shares between the time of receipt of notice of the planned registration statement filing and the actual filing of the registration statement.  Warrant Holder’s registration rights shall not apply to Form S-8 registration statements, registration statements relating to shares for employee benefit plans, and registration statements, such as a Form 10 registration statement, that are not intended to authorize the secondary sale of securities.  These registration rights shall further be limited by reference to SEC Rule 415 in that the number of shares to be registered shall be reduced on a pro rata basis with other shareholders’ common shares to be included in the registration statement if the number of shares to be included in the registration statement is required to be limited by SEC Rule 415.  The determination of how many shares may be subject to the SEC Rule 415 limitation shall be determined by the Company in its sole discretion.

b.            Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

i.
Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

ii.
Use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

iii.
So long as a Warrant Holder owns any Registrable Securities or Warrant to purchase Registrable Securities, furnish to Warrant Holders forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (provided that the Company remains subject to reporting requirements under the Securities Exchange Act of 1934).

c.            Termination of Rights.  Unless otherwise provided herein, the rights and provisions of this Article 3 shall terminate five years following the date of this Agreement.

Exhibit E
Evergreen Syndications Registration Rights Agreement
Glen Rose Petroleum Corporation	Page 3 of 6

d.            Transfer or Assignment of Registration Rights.  The rights to cause the Company to register Warrant Holders’ securities granted by the Company under this Article 3 are not transferable without the written consent of the Company.

4.             Termination, Waiver, Miscellaneous.

4.1           Waivers.  Any waiver by a party of its rights hereunder will be effective only if evidenced by a written instrument executed by such party or its authorized representative and shall not constitute a waiver of any rights provided in this Agreement with respect to any subsequent transactions covered by this Agreement.

4.2           Obligation of the Company.  The Company shall enforce the terms of this Agreement, promptly inform Warrant Holders of any breach hereof (to the extent the Company has knowledge thereof) and assist Warrant Holders in the exercise of their rights and the performance of their obligations hereunder.

4.3           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

4.4           Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware.

4.5           Arbitration Clause.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including the arbitrability of any controversy or claim, shall be settled by arbitration in accordance with the Commercial Arbitration Rules and the Optional Rules for Emergency Measures of Protection of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any provisional remedy which would be available from a court of law shall be available from the arbitrator to the Parties to this Agreement pending arbitration.  Civil discovery shall be permitted for the production of documents and taking of depositions. The arbitrator(s) shall be guided by the Court Rules of the New York Unified Court System in allowing discovery and all issues regarding compliance with discovery requests shall be decided by the arbitrator(s).  The Federal Arbitration Act shall govern all arbitration proceedings under this Agreement. This Agreement shall in all other respects be governed and interpreted by the laws of the State of New York, excluding any conflicts or choice of law rule or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The arbitration shall be conducted in New York, New York by one neutral arbitrator chosen by AAA according to its Commercial Arbitration Rules if the amount of claim is one million ($1,000,000.00) or less and by three neutral arbitrators chosen by AAA in the same manner if the amount of the claim is more than one million ($1,000,000.00).  Neither Party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. All fees and expenses of the arbitration shall be borne by the Parties equally.  Each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs, however, the prevailing Party shall be entitled to an award of reasonable attorney’s fees and expenses, including the cost of the mediation, and such Party’s share of the arbitration fees and expenses.  This agreement to arbitrate shall survive the termination and repudiation of this Agreement.  Any award rising from such arbitration shall be final and binding on the Parties and may be entered in any court of competent jurisdiction to the extent necessary for the enforcement thereof, and the prohibition against non-disclosure provided in this section shall not apply to such actions.

Exhibit E
Evergreen Syndications Registration Rights Agreement
Glen Rose Petroleum Corporation	Page 4 of 6

4.6           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, at the most recently provided address as such party shall have furnished to the Company.

4.7           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.8           Further Assurances.  Each party hereby agrees to execute and deliver all such further instruments and documents and take all such other actions as the other party may reasonably request in order to carry out the intent and purposes of this Agreement.

4.9           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience in construing or interpreting this Agreement.

4.10         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to any Warrant Holder, shall be cumulative and not alternative.

4.11         Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and any other written or oral agreements between the parties hereto are expressly canceled.

4.12         Amendments.  This Agreement may not be amended without the written consent of the Company and the holders of a majority of the issued and outstanding Warrants.

Exhibit E
Evergreen Syndications Registration Rights Agreement
Glen Rose Petroleum Corporation	Page 5 of 6

4.13         Additional Parties.  Any purchaser of Warrants issued pursuant to the Termination and Settlement Agreement shall become a party to this Agreement by executing and delivering to the Company a counterpart to this Agreement.  Upon such execution and delivery, such purchaser shall be deemed to be a Warrant Holder hereunder with all of the rights and obligations thereof.

*****
IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

Glen Rose Petroleum Corporation

By:
Andrew Taylor-Kimmins

President

WARRANT HOLDERS:

Joseph Tovey

Evergreen Syndications, LLC

By:
Joseph Tovey, Manager

Exhibit E
Evergreen Syndications Registration Rights Agreement
Glen Rose Petroleum Corporation	Page 6 of 6